 Exhibit 16.1

January 10, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Ladies and Gentlemen,

We have read the statements of CoJax Oil and Gas Corporation relating to the event described under Item 4.01 of Form 8-K dated January 4, 2024, and we agree with such statements as they pertain to our firm.

Respectfully,

Sadler, Gibb & Associates, LLC

Draper, UT